Exhibit B

                                                         DRAFT
                                                         9/18/95


                 RECIPROCAL SUPPORT AGREEMENT AMONG
                  NORTHEAST NUCLEAR ENERGY COMPANY,
             NORTH ATLANTIC ENERGY SERVICE CORPORATION,
              CONNECTICUT YANKEE ATOMIC POWER COMPANY,
                 YANKEE ATOMIC ELECTRIC COMPANY AND
                 NORTHEAST UTILITIES SERVICE COMPANY


       This Reciprocal Support Agreement is made as of _________, 1995, by and among Northeast Nuclear Energy Company ("NNECO"), a Connecticut corporation, North Atlantic Energy Service Corporation ("NAESCO"), a New Hampshire corporation, Connecticut Yankee Atomic Power Company ("CYAPC"), a Connecticut corporation, Yankee Atomic Electric Company ("YAEC"), a Massachusetts corporation, acting by and through its Nuclear Services Division ("NSD"), and Northeast Utilities Service Company ("NUSCO"), a Connecticut corporation.

       WHEREAS, NNECO is a wholly owned service company subsidiary of Northeast Utilities ("NU") that operates and manages Millstone Units 1, 2, and 3 (individually a "Millstone Unit" and collectively the "Millstone Units"); and

       WHEREAS, NAESCO is a wholly owned service company subsidiary of NU that operates and manages Seabrook Station (Seabrook); and

       WHEREAS, CYAPC is an electric utility affiliate of NU and New England Electric System ("NEES") that owns and operates the Connecticut Yankee Atomic Power Plant ("Connecticut Yankee"); and


       WHEREAS, YAEC is an electric utility affiliate of NU and NEES that owns the Yankee Nuclear Power Station ("Yankee Nuclear Power Station") and, acting through NSD, provides technical services to Yankee Nuclear Power Station and other nuclear facilities (each of the Millstone Units, Seabrook, Connecticut Yankee and Yankee Nuclear Power Station being referred to herein as a "Nuclear Plant" and collectively as the "Nuclear Plants"); and

       WHEREAS, NUSCO is a wholly owned service company subsidiary of NU that provides legal, accounting and other administrative services to companies in the NU system; and

       WHEREAS, NNECO, NAESCO, CYAPC AND YAEC (each an "Operator" and collectively the "Operators") each has employees with specialized knowledge and expertise regarding nuclear plant procurement, engineering, licensing, construction, operations, maintenance, decommissioning, design, inspection, testing, planning and other relevant and related skills that they wish to make available to each other in a mutually cooperative fashion;

  and

       WHEREAS, each of the Operators has certain equipment, tools, and components that are used in connection with plant operation or maintenance (excluding specifically equipment, spare parts and consumables held in inventory) (collectively "Equipment"), on hand for use in its Nuclear Plant that may be required by another Operator from time to time in the course of operating and maintaining its Nuclear Plant, and the Operators are willing to make Equipment available to each other in a mutually cooperative fashion to meet their respective needs; and

       WHEREAS, increased economies and efficiencies and improved plant reliability will result from the sharing of expertise, technical resources, personnel and Equipment by and among the Operators;

       NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Operators and NUSCO (each a "party" and collectively the "Parties") agree as follows:

                 ARTICLE I - SERVICES AND EQUIPMENT

       Section 1.1 - Any Operator may request another Operator to make available, on a temporary basis, specified personnel, or personnel having specified expertise, to assist the requesting Operator in any aspect of the requesting Operator's procurement, engineering, licensing, construction, operation, maintenance, decommissioning, design, inspection, testing or planning activities or other relevant and related skills (collectively "Operator Services"). Additionally, any Operator may request another Operator to furnish, for temporary use and not for permanent transfer or installation, a specified article, kind, or quality of Equipment to meet the requesting Operator's needs. It is not intended that this Agreement be used as a vehicle for the permanent acquisition or use of Equipment by any Nuclear Plant. Prior to making a request for Operator Services or Equipment, an Operator shall give appropriate consideration to whether it would be more advantageous to obtain such services or equipment from a third party vendor (instead of from another Operator) in light of relevant factors, such as cost, delivery schedule, design, quality, warranty protection and assurance of supply.

       Section 1.2 - Any Operator receiving a request for Operator Services or Equipment shall make reasonable efforts to accommodate such request, subject to the receiving Operator's own needs and requirements and the availability of appropriate personnel or Equipment, as the case may be. No Operator shall be required to comply with a request for Operator Services or Equipment, but each Operator shall cooperate in good faith with the other Operators to maximize the potential benefits of this Agreement to all Operators by making requested personnel available on a temporary basis or providing available Equipment on a temporary basis when it is reasonably possible to do so.
  All Operator Services and Equipment will be furnished on a mutually agreeable schedule pursuant to a master purchase order or service request issued by the Operator requesting the Operator Services or Equipment that refers to this Agreement and incorporates its terms by reference. A copy of such master purchase order or service request shall be sent to NUSCO at the time Operator Services are requested. Any Equipment that is furnished in a decontaminated condition shall be returned to the furnishing Operator in the same condition. Any Equipment that is furnished in a contaminated condition may be returned to the furnishing Operator in the same condition.

       Section 1.3 - Personnel of an Operator who are made available to another Operator to provide Operator Services shall at all times remain the employees of the Operator who makes them available and shall not become employees of the requesting Operator, but such personnel shall be subject to the supervision and control of the requesting Operator while Operator Services are being provided at the requesting Operator's Nuclear Plant. Except as explicitly provided in this Agreement, no Operator who receives Operator Services shall become responsible for any wages, salary, benefits, expenses or other costs associated with the personnel providing such Operator Services, all of which shall remain the responsibility of the Operator who is furnishing such Operator Services.

                  ARTICLE II - PAYMENT FOR SERVICES

       Section 2.1 - Any Operator that furnishes Operator Services or Equipment to another Operator shall provide a report to NUSCO or through the Northeast Utilities financial system (currently the "Management Information and Budgeting System") (with a copy to the Operator who received the Operator Services or the Equipment) no later than the twentieth (20th) day after the end of each calendar month in which Operator Services or Equipment are provided containing a statement of cost reflecting the following factors or information for such calendar month: (A) in the case of Operator Services, (1) the name and cost control center of each employee who furnished Operator Services; (2) a description of the Operator Services furnished by each employee;
  (3) the direct labor costs for the period; and (4) a statement of any out-of-pocket costs reasonably incurred at each cost control center; and (B) in the case of Equipment, (1) a description of the Equipment furnished; (2) the operating cost of such equipment; and (3) the cost of any shipping, handling, insurance, storage or other operating costs associated with its delivery to the requesting Operator.

       Section 2.2 - Within ten (10) days after receipt of such report, the Operator who received such Operator Services or Equipment will be invoiced by the furnishing Operator or through the Northeast Utilities financial system for all direct costs reflected in such report (including, but not limited to, wages, salaries and out-of-pocket costs in the case of Operator Services, and operating costs, plus the cost of shipping, handling, insurance and other costs in the case of Equipment), which will be payable directly to the Operator who furnished the Operator Services or Equipment within 30 days after receipt of such invoice. NUSCO may take such actions as it deems appropriate to verify the information contained in any cost report or invoice furnished hereunder.

       Section 2.3 - All amounts invoiced for Operator Services or Equipment provided under this Agreement shall be billed "at cost", as defined in the Public Utility Holding Company Act of 1935 (the "Act") and the rules and regulations promulgated thereunder. The indirect and overhead costs associated with Operator Services (including without limitation costs of capital) shall be calculated and allocated on a reasonable and equitable basis in accordance with the requirements of the Act, and shall be invoiced periodically by the Operator furnishing such Operator Services or Equipment, by NUSCO or through the Northeast Utilities financial system to each Operator who received Operator Services hereunder, but in no event later than January 31 of each calendar year for the preceding calendar year. All such invoices shall be payable in the amounts and to the Operators specified therein within thirty (30) days after receipt.

       Section 2.4 - It is the intention of the Parties that NUSCO's role under this Agreement shall be limited to the billing, accounting and facilitating activities specifically described herein ("NUSCO Services"), and NUSCO shall not provide any other services, unless NUSCO is requested to provide Operator Services by another Operator. Furthermore, to the extent possible, all NUSCO Services shall be accomplished automatically through the NU financial system. All NUSCO Services provided hereunder and not otherwise provided under any other agreement shall be billed "at cost" to the Operators who receive Operator Services or Equipment hereunder during each calendar year.
  Direct charges will be made for NUSCO Services where a direct assignment of cost is possible. Charges for NUSCO Services not directly assignable (including without limitation costs of capital) shall be calculated and allocated on a periodic basis (but no less frequently than annually) by NUSCO on a reasonable and equitable basis in accordance with the requirements of the Act. NUSCO shall allocate costs for NUSCO Services not directly assignable among the Operators in proportion to the direct charges made for NUSCO Services received by each Operator during the relevant period. Each Operator that received Operator Services or Equipment during a calendar year shall be invoiced for the cost of NUSCO Services no later than January 31 of the following year, and all such invoices shall be payable within thirty (30) days after receipt.

       Section 2.5 - In order to permit each of the Operators to make informed decisions about possible requests for Operator Services and Equipment hereunder, on or before November 1 of each calendar year (or in the case of the calendar year in which this Agreement becomes effective, within thirty (30) days after the effective date of this Agreement), each Operator and NUSCO shall provide a written notice to each other Operator and to NUSCO of the categories of expense that will be included in indirect and overhead costs for the next calendar year (or for the remainder of the calendar year in the case of the calendar year in which this Agreement becomes effective) identified by cost control center or other appropriate means. Billings for indirect and overhead costs during the next calendar year (or for the remainder of the calendar year in the case of the calendar year in which this Agreement becomes effective) shall be made in a manner consistent with such notices. Billings for indirect and overhead costs may be based upon reasonable estimates, subject to true-up no later than March 1 of the following calendar year.

       Section 2.6 - Each of the Operators and NUSCO shall keep complete and accurate accounts of all receipts and expenditures hereunder in respect of Operator Services, NUSCO Services (collectively with Operator Services, the "Services") and Equipment in accordance with the regulations of the Securities and Exchange Commission ("SEC") and the Uniform System of Accounts prescribed for Public Utilities and Licensees subject to the provisions of the Federal Power Act, as amended from time to time.

       Section 2.7 - All sales, use, excise, gross receipts, franchise or other similar taxes which may be applicable to the Services or Equipment provided by any Party to another Party shall be borne by the recipient of such Services or Equipment.
  In no event shall any Party be responsible for any federal, state or local income tax of any other Party incurred with respect to Services or Equipment.

       Section 2.8 - Any joint owner, participant or shareholder in a Unit that has received Operator Services or Equipment may, at its expense, perform or cause to be performed an audit of the accounts and records of the furnishing Operator and/or NUSCO relating solely to the performance of such Operator's or NUSCO's obligations under this Agreement at such Operator's or NUSCO's offices, at reasonable times, by an independent public accountant or other representative; provided that any such audit shall not include the right to examine any accounts or records of such Operator or NUSCO which are not related to such Operator's or NUSCO's billings to such Nuclear Plant under this Agreement.

                ARTICLE III - STANDARD OF PERFORMANCE

       Section 3.1 - Each Operator and NUSCO shall, at all times during the term of this Agreement perform Services and furnish Equipment in accordance with the standard of "Prudent Utility Practice." As used herein, the term "Prudent Utility Practice" shall, at a particular time, mean any of the practices, methods or acts which, in the exercise of reasonable judgment in the light of the facts known to an Operator or NUSCO at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost and consistent with federal and state legal, licensing and regulatory requirements, environmental considerations, reliability, safety and expedition and taking into account the interests of all affected Parties.
  In determining whether any practice, method or act is in accordance with Prudent Utility Practice, due consideration shall be given to the fact that the design and other aspects of the operation of nuclear electric generating units involve the application of advancing technology and are subject to changing regulatory and environmental limitations. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others but rather to encompass a spectrum of possible practices, methods of acts, including those involving the use of new concepts or technology.

       Section 3.2 - ALL OPERATOR SERVICES AND EQUIPMENT FURNISHED HEREUNDER SHALL BE FURNISHED "AS IS, WHERE IS" WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO QUALITY, MERCHANTABILITY, FITNESS FOR INTENDED PURPOSE, ABSENCE OF DEFECTS, OR OTHERWISE. Any Operator providing Equipment to another Operator shall assign to the receiving Operator any manufacturer's, vendor's or supplier's warranty that is assignable and assist the receiving Operator in the enforcement of such warranty.

         ARTICLE IV - EFFECTIVE DATE, TERM AND MODIFICATIONS

       Section 4.1 - The term of this Agreement shall commence as of the date hereof, and, unless earlier terminated in accordance with the provisions of this Article, shall continue in effect until the last to expire of the NRC operating licenses for the Nuclear Plants. Any Party to this Agreement may terminate its participation hereunder, with or without cause, upon written notice given not less than ninety (90) days prior to the effective date of such termination.

       Section 4.2 - This Agreement shall also be subject to termination and shall terminate, without any action by any Party, to the extent and from the time that performance may conflict with the Act or with any rule, regulation or order of the SEC adopted before or after the making hereof. Notwithstanding the foregoing, the Parties will use reasonable efforts to negotiate any amendments to this Agreement which are necessary for this Agreement to comply with the Act or any rule, regulation or order thereunder.

       Section 4.3 - Modifications to the terms of this Agreement may be made at any time only by written agreement among the Parties.

           ARTICLE V - LIMITATION OF LIABILITY AND SET-OFF

       Section 5.1 - Notwithstanding any provision of this Agreement to the contrary, for and in consideration of the fact that each of the Parties is undertaking its responsibility for the Services or Equipment provided hereunder without compensation or charge other than recovery of its costs for those Services or Equipment, no Party, nor any shareholder or joint owner on its behalf, shall be entitled to recover from any other Party, or the directors, trustees, officers, employees, agents or affiliates of such other Party (or the directors, trustees, officers, employees or agents of such affiliates) (collectively, the "Protected Parties") any damages resulting from the performance or non-performance of its responsibilities hereunder or for any damage to any Nuclear Plant, any curtailment of power, or any other damages of any kind, including direct, incidental, consequential, special, indirect or punitive damages, whether occurring during the course of the provision of Services or Equipment hereunder or otherwise or arising out of the performance or non-performance of this Agreement, unless such damages shall have resulted directly from the willful misconduct of such other Party, or, to the extent legally attributable to such Party, directly from the willful misconduct of a Protected Party.

       Section 5.2 - Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement providing for limitation of, or protection against, liability shall apply to the full extent permitted by law, regardless of fault, and shall survive either termination pursuant to this Agreement or expiration.

        ARTICLE VI - ASSIGNMENT AND THIRD PARTY BENEFICIARIES

       Section 6.1 - This Agreement shall be binding upon and inure to the benefit of each of the Parties and their successors and permitted assigns. None of the Parties shall assign its rights or obligations hereunder without the prior written consent of the other Parties, and any attempted assignment in violation of this provision shall be null and void.

       Section 6.2 - The provisions of this Agreement are solely for the benefit of the Parties and are not intended to benefit or create rights in any third parties, except for the benefits accruing to Protected Parties under Section 5.1.





                     ARTICLE VII - MISCELLANEOUS

       Section 7.1 - This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut regardless of any conflicts of laws provision to the contrary.

       Section 7.2 - EXCEPT AS SET FORTH IN SECTION 3.1, NO WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS, WRITTEN, ORAL OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF QUALITY, ABSENCE OF DEFECTS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) SHALL APPLY TO THE SERVICES OR EQUIPMENT FURNISHED HEREUNDER. The foregoing shall not be deemed to affect in any manner any warranties provided by manufacturers, vendors or suppliers.

       Section 7.3 - This Agreement constitutes the entire agreement of the Parties with respect to the furnishing of Services or Equipment hereunder.

       Section 7.4 - This Agreement shall be subject to the approval of any federal or state regulatory body whose approval is a legal prerequisite to its execution, delivery, and performance.

       Section 7.5 - Notices and other communications required or permitted to be given or made under this Agreement shall be in writing, and shall be deemed to have been duly made or given when delivered personally or when made or given by telex, telegraph or telecopier, or certified or first class mail, prepaid, at the address shown for each Party in Exhibit A hereto, or at such other address as a Party may from time to time designate by a written notice that complies with this Section 7.5.

       Section 7.6 - In the event that any clause or provision of this Agreement, or any part thereof, shall be declared invalid or unenforceable by any regulatory body or court having jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.

       Section 7.7 - Any number of counterparts of this Agreement may be executed and each shall have the same force and effect as the original.

       Section 7.8 - Nothing contained herein shall evidence any intent to effect a change in control of any of the Nuclear Plants operated by the Parties.

       Section 7.9 - Nothing contained herein shall be deemed to abrogate, modify or amend the provision of any existing agreement by or among any of the Parties hereto.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, by their respective officers thereunto duly authorized, all as of the day and year first above written.
                                     NORTHEAST NUCLEAR ENERGY
                                     COMPANY

                                     By_________________________
                                       Name:
                                       Title:


                                     NORTH ATLANTIC ENERGY
                                     SERVICE CORPORATION

                                     By_________________________
                                       Name:
                                       Title:


                                     CONNECTICUT YANKEE ATOMIC
                                     POWER COMPANY

                                     By_________________________
                                       Name:
                                       Title:


                                     YANKEE ATOMIC ELECTRIC
                                     COMPANY

                                     By_________________________
                                       Name:
                                       Title:


                                     NORTHEAST UTILITIES SERVICE
                                     COMPANY

                                     By_________________________
                                       Name:
                                       Title:

                             EXHIBIT A



  Northeast Nuclear Energy Company
  P.O. Box 270
  Hartford, CT 06141-0270
  Attention:
  With a copy to:


  North Atlantic Energy Service Corporation
  P.O. Box 300
  Seabrook, NH 03874
  Attention:
  With a copy to:


  Connecticut Yankee Atomic Power Company
  P.O. Box 270
  Hartford, CT 06141-0270
  Attention:
  With a copy to:


  Yankee Atomic Electric Company
  580 Main Street
  Bolton, MA 01742
  Attention:
  With a copy to:


  Northeast Utilities Service Company
  P.O. Box 270
  Hartford, CT 06141-0270
  Attention:
  With a copy to:

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